                     CSFB HOME EQUITY ASSET TRUST 2006-3

DERIVED INFORMATION [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

I.

Total Certificates Offered & Non-Offered

II.

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Silent Second Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date. Approximately 40.2% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.

Total Number of Loans	2,074
Total Outstanding Loan Balance	$391,285,262*	Min	Max
Average Loan Current Balance	$188,662	$25,457	$945,963
Weighted Average Original LTV	79.80%
Weighted Average Coupon	7.37%	4.50%	11.45%
Arm Weighted Average Coupon	7.37%
Fixed Weighted Average Coupon	7.46%
Weighted Average Margin	5.82%	1.88%	9.53%
Weighted Average FICO (Non-Zero)	656
Weighted Average Age (Months)	3
% First Liens	100.00%
% Second Liens	0.00%
% Arms	93.50%
% Fixed	6.50%
% of Loans with Mortgage Insurance	0.30%

* Loans with silent seconds will compromise approximately [$395,400,000] of the total [$1,400,000,100] in collateral.

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV %	WA FICO
4.50 - 5.00	4	1,284,761	0.3	4.86	79.2	681
5.01 - 5.50	14	4,541,977	1.2	5.41	78.2	683
5.51 - 6.00	40	13,939,836	3.6	5.81	77.5	672
6.01 - 6.50	146	36,114,037	9.2	6.35	79.6	668
6.51 - 7.00	394	82,400,261	21.1	6.82	79.7	659
7.01 - 7.50	498	90,754,556	23.2	7.30	79.8	656
7.51 - 8.00	514	90,353,451	23.1	7.78	80.0	653
8.01 - 8.50	243	41,394,772	10.6	8.26	80.0	651
8.51 - 9.00	146	20,767,351	5.3	8.74	79.9	634
9.01 - 9.50	41	5,862,326	1.5	9.22	81.5	635
9.51 - 10.00	19	2,581,764	0.7	9.70	82.3	600
10.01 - 10.50	6	464,788	0.1	10.2	85.0	566
10.51 - 11.00	2	92,556	0	10.62	85.0	564
11.01 - 11.45	7	732,826	0.2	11.35	80.8	556
Total:	2,074	391,285,262	100	7.37	79.8	656

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV %	WA FICO
Unavailable	4	240,626	0.1	9.98	79.6	0
501 - 525	7	985,520	0.3	9.20	81.1	511
526 - 550	8	875,269	0.2	10.72	81.4	541
551 - 575	23	2,692,492	0.7	8.17	76.8	567
576 - 600	166	24,130,850	6.2	7.88	80.7	590
601 - 625	399	61,698,804	15.8	7.52	79.8	615
626 - 650	596	108,872,133	27.8	7.42	79.9	638
651 - 675	396	85,481,657	21.8	7.20	79.7	662
676 - 700	228	48,575,402	12.4	7.20	79.7	687
701 - 725	127	30,604,933	7.8	7.23	79.6	711
726 - 750	60	12,997,168	3.3	7.01	79.7	736
751 - 775	40	9,223,967	2.4	7.12	79.0	764
776 - 800	18	4,365,054	1.1	7.45	79.1	787
801 - 809	2	541,387	0.1	7.87	78.1	805
Total:	2,074	391,285,262	100	7.37	79.8	656

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV %	WA FICO
25,457 - 50,000	16	631,040	0.2	8.97	77.9	612
50,001 - 100,000	479	37,961,428	9.7	7.78	80.1	641
100,001 - 150,000	561	69,619,324	17.8	7.61	79.9	642
150,001 - 200,000	353	61,234,153	15.6	7.32	79.7	651
200,001 - 250,000	204	45,880,017	11.7	7.32	79.9	655
250,001 - 300,000	144	39,623,981	10.1	7.28	80.0	657
300,001 - 350,000	96	31,089,546	7.9	7.43	80.0	666
350,001 - 400,000	77	28,620,041	7.3	7.24	79.6	659
400,001 - 450,000	36	15,287,504	3.9	7.16	79.7	681
450,001 - 500,000	38	18,179,876	4.6	7.05	79.6	665
500,001 - 550,000	26	13,571,213	3.5	7.11	79.6	671
550,001 - 600,000	17	9,821,543	2.5	7.05	80.6	658
600,001 - 650,000	3	1,868,000	0.5	7.79	80.0	659
650,001 - 700,000	12	8,137,009	2.1	7.17	78.9	680
700,001 - 750,000	3	2,178,863	0.6	6.25	80.0	661
750,001 - 800,000	4	3,079,200	0.8	7.20	79.6	725
850,001 - 900,000	3	2,635,950	0.7	7.15	78.1	692
900,001 - 945,963	2	1,866,576	0.5	6.20	71.4	662
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
40.43 - 50.00	4	679,457	0.2	6.41	43.7	687
50.01 - 55.00	2	363,549	0.1	6.05	53.0	642
55.01 - 60.00	2	271,604	0.1	5.94	56.1	713
60.01 - 65.00	3	790,363	0.2	6.23	61.7	719
65.01 - 70.00	9	2,565,816	0.7	7.08	69.0	655
70.01 - 75.00	27	6,100,478	1.6	6.74	74.2	657
75.01 - 80.00	1,968	371,961,393	95.1	7.37	79.9	656
80.01 - 85.00	32	3,840,379	1.0	8.12	84.0	624
85.01 - 90.00	26	4,617,223	1.2	8.19	89.4	628
90.01 - 95.00	1	95,000	0.0	8.25	95.0	629
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0	392	81,959,313	20.9	7.64	79.5	659
0.5	2	552,000	0.1	7.07	80.0	676
1	54	13,939,190	3.6	7.59	79.3	660
2	1,338	240,148,234	61.4	7.27	80.0	652
3	288	54,686,524	14.0	7.34	79.6	663
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	1,289	229,860,432	58.7	7.11	79.7	646
Reduced	288	66,715,865	17.1	7.83	80.0	661
Stated Income / Stated Assets	497	94,708,966	24.2	7.69	79.9	676
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	2,061	389,107,098	99.4	7.37	79.8	655
Second Home	3	1,020,010	0.3	7.36	73.5	708
Investor	10	1,158,153	0.3	7.83	80.3	656
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	294	102,599,479	26.2	6.95	79.6	672
Florida	188	37,378,470	9.6	7.65	80.0	659
Texas	161	19,218,501	4.9	7.73	80.0	635
Washington	76	15,760,255	4.0	7.17	79.8	660
Arizona	76	15,186,739	3.9	7.66	80.0	653
Illinois	72	14,887,772	3.8	7.67	79.2	655
Oregon	66	13,325,894	3.4	7.21	79.4	665
Nevada	53	11,987,653	3.1	7.26	80.0	655
Georgia	83	10,739,379	2.7	7.47	80.0	648
Virginia	51	10,415,074	2.7	7.31	79.4	647
Colorado	63	10,301,142	2.6	7.49	79.5	642
Maryland	47	10,093,839	2.6	7.20	79.2	644
Ohio	68	8,418,589	2.2	7.32	80.9	638
North Carolina	67	8,255,431	2.1	7.78	80.1	643
New York	32	8,153,880	2.1	7.61	80.0	659
Other	677	94,563,164	24.2	7.57	80.0	646
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,626	298,755,228	76.4	7.45	80.0	657
Refinance - Rate Term	157	26,274,120	6.7	7.13	79.0	649
Refinance - Cashout	291	66,255,913	16.9	7.14	79.3	651
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	8	1,728,343	0.4	6.70	71.4	647
Arm 2/28	1,565	293,885,443	75.1	7.33	79.9	656
Arm 2/28 - Balloon 40/30	144	27,799,211	7.1	7.55	80.0	656
Arm 2/28 - Dual 40/30	71	16,684,773	4.3	7.68	80.2	643
Arm 3/27	116	22,089,214	5.6	7.38	79.8	656
Arm 3/27 - Balloon 40/30	6	1,225,958	0.3	7.31	80.0	663
Arm 5/25	6	1,881,482	0.5	7.36	79.8	658
Arm 5/25 - Balloon 40/30	2	443,704	0.1	7.54	80.0	688
Fixed Balloon 30/15	24	4,096,496	1.0	7.37	80.3	655
Fixed Balloon 40/30	3	575,252	0.1	8.19	80.0	660
Fixed Rate	129	20,875,386	5.3	7.46	78.8	661
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,742	318,467,628	81.4	7.35	79.8	654
PUD	127	32,064,366	8.2	7.52	80.0	659
Condo	144	26,651,820	6.8	7.27	80.0	663
2 Family	53	12,293,554	3.1	7.60	80.1	670
3-4 Family	8	1,807,893	0.5	8.01	80.0	654
Total:	2,074	391,285,262	100.0	7.37	79.8	656

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
1.88 - 4.00	99	29,581,853	8.1	6.21	79.3	675
4.01 - 4.50	116	26,488,280	7.2	6.73	79.4	654
4.51 - 5.00	93	19,508,071	5.3	7.16	79.8	633
5.01 - 5.50	206	44,396,989	12.1	7.28	80.0	655
5.51 - 6.00	412	83,940,612	23.0	7.15	79.9	659
6.01 - 6.50	374	62,647,352	17.1	7.39	79.9	656
6.51 - 7.00	378	63,352,425	17.3	7.83	79.8	654
7.01 - 7.50	144	21,816,684	6.0	8.47	80.0	653
7.51 - 8.00	72	10,583,341	2.9	8.79	80.4	633
8.01 - 8.50	21	3,144,657	0.9	9.44	80.5	614
8.51 - 9.00	1	172,324	0.0	10.11	85.0	579
9.01 - 9.53	2	105,540	0.0	10.30	82.6	545
Total:	1,918	365,738,129	100.0	7.37	79.8	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 – 3	1	114,967	0.0	11.45	80.0	587
4 – 6	1	368,886	0.1	11.45	80.0	547
7 - 9	8	1,728,343	0.5	6.70	71.4	647
16 - 18	40	8,544,103	2.3	6.74	79.1	646
19 - 21	1,141	205,927,793	56.3	7.21	79.9	653
22 - 24	597	123,413,677	33.7	7.67	79.8	660
28 - 30	4	715,593	0.2	6.72	79.6	605
31 - 33	73	13,883,024	3.8	7.09	79.8	651
34 - 36	45	8,716,556	2.4	7.88	79.9	671
37 >=	8	2,325,186	0.6	7.40	79.9	664
Total:	1,918	365,738,129	100.0	7.37	79.8	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.50 - 11.50	24	7,973,893	2.2	5.57	78.8	680
11.51 - 12.00	52	16,853,051	4.6	6.12	78.4	668
12.01 - 12.50	141	33,803,593	9.2	6.49	79.7	669
12.51 - 13.00	347	71,826,612	19.6	6.92	79.7	659
13.01 - 13.50	391	70,579,782	19.3	7.34	79.9	657
13.51 - 14.00	364	64,009,124	17.5	7.66	80.0	655
14.01 - 14.50	216	42,196,754	11.5	7.83	79.8	654
14.51 - 15.00	202	34,897,246	9.5	8.12	80.2	641
15.01 - 15.50	94	13,240,373	3.6	8.47	80.4	634
15.51 - 16.00	59	7,095,640	1.9	8.88	80.1	628
16.01 - 16.50	15	1,493,232	0.4	9.39	84.5	599
16.51 - 17.00	8	995,473	0.3	9.81	81.2	574
17.01 - 17.50	2	225,798	0.1	10.33	85.0	579
18.01 - 18.45	3	547,558	0.1	11.40	80.6	555
Total:	1,918	365,738,129	100.0	7.37	79.8	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
4.50 - 5.50	22	6,852,478	1.9	5.79	78.6	671
5.51 - 6.00	105	25,552,424	7.0	6.82	79.1	661
6.01 - 6.50	141	34,826,411	9.5	6.37	79.9	667
6.51 - 7.00	371	77,998,714	21.3	6.83	79.8	659
7.01 - 7.50	441	80,517,694	22.0	7.30	79.7	656
7.51 - 8.00	446	78,146,445	21.4	7.78	80.1	652
8.01 - 8.50	205	35,625,825	9.7	8.26	79.9	654
8.51 - 9.00	127	18,345,166	5.0	8.74	79.9	635
9.01 - 9.50	34	4,637,379	1.3	9.21	81.9	624
9.51 - 10.00	15	2,140,921	0.6	9.69	82.1	604
10.01 - 10.50	6	464,788	0.1	10.20	85.0	566
10.51 - 11.00	2	92,556	0.0	10.62	85.0	564
11.01 - 11.45	3	537,327	0.1	11.41	80.5	557
Total:	1,918	365,738,129	100.0	7.37	79.8	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	26	6,371,930	1.7	7.24	80.0	663
2.00	90	24,362,029	6.7	7.65	80.0	648
3.00	1,800	334,152,979	91.4	7.35	79.8	656
5.00	2	851,190	0.2	6.95	79.6	678
Total:	1,918	365,738,129	100.0	7.37	79.8	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,573	307,297,794	84.0	7.30	79.9	659
1.50	253	35,980,870	9.8	7.90	80.1	632
2.00	92	22,459,465	6.1	7.36	79.2	646
Total:	1,918	365,738,129	100.0	7.37	79.8	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,456	234,006,483	59.8	7.50	79.8	649
24	7	2,115,920	0.5	7.23	80.0	665
36	1	94,000	0.0	7.25	80.0	666
60	601	152,829,339	39.1	7.18	79.8	665
120	9	2,239,520	0.6	7.31	80.0	656
Total:	2,074	391,285,262	100.0	7.37	79.8	656